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                                                                    EXHIBIT 99.2

                             STOCK OPTION AGREEMENT
                                    UNDER THE
                         INFOGEAR TECHNOLOGY CORPORATION
                             1998 STOCK OPTION PLAN


     THIS AGREEMENT is made effective as of _________ (the "GRANT DATE"), between INFOGEAR TECHNOLOGY CORPORATION, a California corporation (the "COMPANY"), and the undersigned Optionee ___________ ("OPTIONEE"). Capitalized terms not otherwise defined in this Agreement will have the meanings set forth in the Option Plan (as defined below).

                          THE PARTIES AGREE AS FOLLOWS:

1. Option Grant. Subject to all of the terms and conditions set forth herein and in the Company's 1998 STOCK OPTION PLAN, a copy of which is attached hereto and incorporated by reference (the "OPTION PLAN"), the Company hereby grants to Optionee an option (the "OPTION") to purchase the number of shares of the Company's Common Stock (the "SHARES"), at the exercise price per share (the "OPTION PRICE"), and subject to the Expiration Date (subject also to earlier termination as provided in the Option Plan, but in no event after the tenth anniversary of the Grant Date), set forth below:

Number of Shares subject to
the Option:..................................   ________
Option Price per share:......................  $________
Vesting Start Date:..........................   ________
Expiration Date:.............................   ________
This Option is a __________ option.

2.   Vesting and Exercise.

     (a) Vesting. Initially, the entire Option will be "Unvested" within the meaning of the Option Plan; portions of the Option will become "Vested" within the meaning of the Option Plan on the following schedule:

          (1) Twenty-five percent (25%) of the shares subject to the Option shall become Vested as of the first anniversary of the Vesting Start Date; and

          (2) The remaining seventy-five percent (75%) of the shares subject to the Option shall become Vested monthly ratably (approximately __ shares/month on a cumulative basis over the 36 month period commencing on the first anniversary of the Vesting Start Date, subject to the condition that Optionee does not suffer a Loss of Eligibility Status prior to each such vesting date.
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     (b)  Exercise of Option. Optionee may exercise the Option, in whole or in part, at any time provided that exercise of Unvested Options will cause the Option Shares so purchased to remain subject to Vesting and the right of repurchase described in section 2(c) below. Any Options exercised before they have Vested will be attributed to the Options that are next scheduled to Vest.

     (c)  Company Right to Repurchase Unvested Option Shares. Pursuant to
section 6.8(c) of the Option Plan, in the event that Optionee suffers a Loss of Eligibility Status, then for a period of 90 days after the date of such event the Company will have an assignable right, but not an obligation, to repurchase any Option Shares owned by Optionee (or any transferee pursuant to a Permitted Transfer as provided in section 6.7 of the Option Plan) that remain Unvested as of such event (after giving effect to any accelerated Vesting provided in section 2(a) above) for a price per share equal to the Option Price, subject to appropriate adjustment for stock splits, stock dividends and/or combinations.

     (d) Notice of Exercise. Optionee or Optionee's representative may exercise the Option by giving written notice to the Company pursuant to section 6.5 of the Option Plan. Unless the Company requires Optionee to use a specified form of notice of exercise, Optionee's notice need only specify the election to exercise the Option, the date of exercise, the number of Shares of Option Stock for which it is being exercised, and the amount and permissible form of payment. The notice must be signed by the person or persons exercising the Option. In the event that the Option is being exercised by the representative of Optionee, the notice will be accompanied by proof reasonably satisfactory to the Company of the representative's right to exercise the Option. Payment of the Option Price will accompany the notice and will be in cash or a check made payable to the Company, or by the delivery of one or more certificate(s) representing shares of stock of the Company with a Fair Market Value on the date of exercise equal to the Option Price, together with a stock power executed in blank.

     (e) Withholding Taxes. To the extent required by applicable federal, state, local or foreign law, and as a condition to the Company's obligation to issue any Shares upon the exercise of the Option in full or in part, Optionee will make arrangements reasonably satisfactory to the Company for the payment of any withholding tax obligations that arise by reason of such exercise.

     (f) Issuance of Shares. Subject to the provisions of the Option Plan, after receiving a proper notice of exercise and payment of the applicable Option Price and withholding taxes, the Company will cause to be issued a certificate or certificates for the Shares of Option Stock as to which the Option has been exercised, registered in the name of the person rightfully exercising the Option. The Company will cause such certificate or certificates to be delivered to such person, subject to the provisions of the Option Plan.

3. Representations and Warranties of Optionee. Optionee hereby represents and warrants that:

     (a) Optionee is acquiring the Option granted hereby, and will acquire any Shares obtained upon exercise of the Option, for investment purposes only, for Optionee's own account, and with no view to the distribution thereof.


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     (b)  Optionee understands that the Option and the Shares that may be acquired by exercising the Option have not been registered under the Securities Act of 1933, as amended (the "1933 ACT"), and that the Option and the Shares are not freely tradeable and must be held indefinitely unless they are either registered under the 1 933 Act or an exemption from such registration is available. Optionee understands that the Company is under no obligation to register the Option or the Shares. Optionee also understands that the Option and the Shares have not been qualified under the securities laws of any state and are to be offered and sold pursuant to an exception from qualification under applicable state securities laws.

4. No Shareholder Rights. No rights or privileges of a shareholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a shareholder in the Company with respect to any Shares of Option Stock unless and until the Option has been properly exercised and the Option Price fully paid as to the portion of the Option exercised.

5. No Employment Rights. Nothing in this Agreement will be construed as giving Optionee the right to be retained as an employee of the Company and/or its Subsidiaries.

6. Terms of the Option Plan. Optionee understands that the Option Plan includes important terms and conditions that apply to the Option. Those terms include (without limitation): important conditions to the right of Optionee to exercise the Option; important restrictions on the ability of Optionee to transfer the Option or to Transfer any of the Shares of Option Stock received upon exercise of the Option; and early termination of the Option following the occurrence of certain events, including Optionee no longer being an employee, director, consultant or independent contractor to or of the Company or its Subsidiaries. OPTIONEE ACKNOWLEDGES THAT HE OR SHE HAS READ THE OPTION PLAN, AGREES TO BE BOUND BY ITS TERMS, AND MAKES EACH OF THE REPRESENTATIONS REQUIRED TO BE MADE BY OPTIONEE UNDER IT. OPTIONEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS GIVEN NO TAX ADVICE CONCERNING THE OPTION AND HAS ADVISED OPTIONEE TO CONSULT WITH HIS OR HER OWN TAX OR FINANCIAL ADVISOR ABOUT THE TAX TREATMENT OF THE OPTION AND ITS EXERCISE.

7.   Miscellaneous.

     (a) Assignment. Neither this Agreement nor the Option is assignable by either party, except as expressly provided herein. All of the covenants and provisions of this Agreement by or for the benefit of the Company or Optionee shall bind and inure to the benefit of their respective successors.

     (b) Entire Agreement; Amendments. This Agreement constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto concerning the subject matter hereof and supersedes all prior option agreements (to the extent unexercised) between the parties, each of which is hereby deemed cancelled. This Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by the Company and Optionee.

     (c) Governing Law. This Agreement shall be construed and governed by the substantive laws of the State of California.


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     (d)  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

The parties hereby have entered into this Agreement as of the Grant Date.


INFOGEAR TECHNOLOGY CORPORATION

By:
   ----------------------------
Name: Edward M. Cluss, Jr.
Title: President and CEO



"OPTIONEE"

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Name:
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Address:
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Attachments: (1)  Spousal Consent
             (2) 1998 Stock Option Plan

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                                 SPOUSAL CONSENT

     I am the spouse of ________________, who together with InfoGear Technology Corporation (the "COMPANY"), has entered into the Option Shares Agreement (the "AGREEMENT"), to which this Consent is attached. Capitalized terms not defined herein will have the meaning set forth in such Agreement, or in the InfoGear Technology Corporation 1998 Stock Option Plan, which forms a part of such Agreement (the "OPTION PLAN").

     I have read and understand the Agreement and the Option Plan. I acknowledge that, by execution hereof, I am bound by the Agreement and the Option Plan as to any and all interests I may have in the Option and the Option Shares issuable under the Agreement and the Option Plan. In particular, I understand and agree that the Option Shares (including any interest that I may have therein) are subject to certain repurchase rights in the Company and certain restrictions on transfer.

     I also agree with my spouse and the Company that if my spouse and I ever get divorced or enter into any marital property settlement agreement, or if my spouse or I ever seek a decree of separate maintenance, to the extent my spouse has or can obtain assets other than the Shares in amounts and of value sufficient to settle or satisfy any marital property claims I may have in the value of the Option Shares, I will accept such other assets in settlement of those claims.

     I agree that I will not do anything to try to prevent the operation of any part of the Agreement or the Option Plan. I acknowledge that I have had an opportunity to obtain independent counsel to advise me concerning the matters contained herein.


Dated:
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Signature:
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Print Name:
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